UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported):  March 15, 2013

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 23, 2013, USEC Inc. (“USEC” or the “Company”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Hitz Holdings U.S.A. Inc. (“Hitz”), a subsidiary of Hitachi Zosen Corporation (“Hitachi Zosen”).  Pursuant to the Stock Purchase Agreement, on March 15, 2013, Hitz acquired all of the outstanding shares of USEC’s wholly owned subsidiary NAC International, Inc. (“NAC”).  NAC was acquired by USEC in 2004 and provides transportation and storage systems for spent nuclear fuel and provides nuclear and energy consulting services.

The preliminary purchase price for NAC is $42.4 million, which is equal to $45 million less an estimated net working capital adjustment of $2.6 million.  On March 15, 2013, Hitz paid USEC $39.9 million in cash, which is the preliminary purchase price of $42.4 million less an escrow account deposit by Hitz of $2.5 million.  Upon final determination of the net working capital adjustment, the $2.5 million escrow account deposit, minus any amount paid to Hitz as a result of such final determination, will be released to USEC.  Hitachi Zosen has guaranteed the performance and payment obligations of Hitz under the Stock Purchase Agreement.

Hitachi Zosen has a long-standing business relationship with NAC as a fabricator of NAC’s dry cask storage and transportation systems.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

March 18, 2013	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)